SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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BANCORP RHODE ISLAND, INC.

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On May 19, 2008, Bancorp Rhode Island, Inc. filed a current report on Form 8-K with the Securities and Exchange Commission (“SEC”), the text of which is below. A complete copy of this report can be found on the SEC’s website at www.sec.gov.

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Bancorp Rhode Island, Inc. (“BancorpRI”) today clarified comments attributed to the company in RiskMetric Group’s (formerly known as ISS) May 15, 2008, report. RiskMetrics’ 18-page report contains the following statement: "Management informed ISS that it expects BARI's efficiency ratio to decline to 65 percent in the short-term, closer to its peer group average of 61 percent." BancorpRI’s management does not believe it made such a statement to ISS and has communicated this to ISS. BancorpRI does not believe it made any selective disclosure to ISS.

BancorpRI has consistently communicated its position on its efficiency ratio to its shareholders. As a young and growing company, BancorpRI has made investments that have contributed to a higher efficiency ratio, but these investments have also produced superior shareholder value.

RiskMetrics Group recommends that BancorpRI shareholders vote for all of the Board of Directors’ nominees at the company’s upcoming Annual Meeting of Shareholders on May 21, 2008. RiskMetrics is the third leading independent proxy voting and corporate governance advisory firm to recommend in favor of BancorpRI’s director nominees. As previously announced, Glass Lewis and PROXY Governance also recommended that BancorpRI shareholders vote for all the Board’s director nominees.

In its report, RiskMetrics noted the following*:

•        “The company’s stronger year-over-year performance suggests that its investments of 2003-2006 are beginning to bear fruit. BARI’s improvement is particularly notable given the challenging operating environment for banks during the last year.”

•        “In addition, we have found no signs of board/management entrenchment or evidence that change is needed in the boardroom. The current board is majority-independent and has a track record of delivering solid returns to its shareholders.”

With regard to PL Capital, the dissident shareholder that is attempting to win seats on the BancorpRI Board, all three major proxy advisory firms have recommended that BancorpRI shareholders do not vote for PL Capital’s candidates. The Board of BancorpRI continues to believe that PL Capital’s candidates, if elected, would advocate only for PL Capital’s self-serving interests, including an immediate sale of BancorpRI, and lack the objectivity to adequately represent the interests of all shareholders. Specifically, RiskMetrics noted*.

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* Permission to use quotations was neither sought nor obtained.

•        “Further, the dissident’s primary objective appears to be a sale of the company and...we note that the board has engaged in discussions with an investment bank and has expressed a willingness to explore all options available to the company. Therefore, we do not believe that change is needed at BARI at this time. As such, we recommend a vote for management’s nominees.”

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2008 annual meeting of shareholders with the Securities and Exchange Commission on April 3, 2008. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC 888-742-1305 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2008.